Red Mountain Resources, Inc. 8-K

 Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

RED MOUNTAIN RESOURCES, INC.

_______________________

Pursuant to Section 607.1003

of the Florida Business Corporation Act

_______________________

Pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act (the “FBCA”), Red Mountain Resources, Inc., a Florida Corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation (“Articles of Amendment”):

ARTICLE I

Name

The name of the Corporation is Red Mountain Resources, Inc.

ARTICLE II

Amendment

Upon the effectiveness of these Articles of Amendment in accordance with Article IV hereof (the “Effective Time”), each 10 shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one fully paid and nonassessable share of Common Stock (such transaction, the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, in an amount equal to their pro rata share of the net proceeds attributable to the sale of such fractional interest following the aggregation and sale by the Company’s transfer agent at prevailing market prices of all fractional shares otherwise issuable. To reflect the Reverse Stock Split, each certificate representing 10 shares of Common Stock issued and outstanding prior to the Reverse Stock Split (subject to the treatment of fractional shares, as provided above) shall represent one-tenth of the number of shares of Common Stock issued and outstanding prior to the Reverse Stock Split; and the holder of record of each such certificate may receive a new certificate representing one-tenth of the number of shares of Common Stock represented by said certificate for theretofore issued and outstanding shares.

At the Effective Time and after giving effect to the Reverse Stock Split, the first paragraph of Article IV of the Articles of Incorporation of the Corporation shall be deleted in its entirety and shall be replaced with the following:

“The Corporation is authorized to issue (a) Fifty Million (50,000,000) shares of common stock, $0.00001 par value per share and (b) One Hundred Million (100,000,000) shares of preferred stock, $0.0001 par value per share, which preferred stock is subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes as shall be determined by the Board of Directors of the Corporation in the sole discretion of the Board of Directors.”

ARTICLE III

Date of Adoption

These Articles of Amendment were adopted on the 20th day of December, 2013.

ARTICLE IV

Effective Time

These Articles of Amendment shall become effective at 12:01 am on January 31, 2014.

ARTICLE V

Manner of Adoption

Pursuant to the provisions of Section 607.0821 of the FBCA, effective October 23, 2013, the Board of Directors duly approved and adopted these Articles of Amendment through an action taken by unanimous written consent, subject to approval by the stockholders of the Corporation. Thereafter, at the duly called annual meeting of stockholders of the Corporation held on December 20, 2013, the number of votes cast in favor of these Articles of Amendment providing for the Reverse Stock Split was sufficient for approval.

Accordingly, these Articles of Amendment have been authorized by all appropriate action under the FBCA.

[Signature Page to Follow.]

IN WITNESS WHEREOF, Red Mountain Resources, Inc. has caused these Articles of Amendment to be signed by Alan W. Barksdale, its President and Chief Executive Officer, on this 23rd day of January, 2014.

RED MOUNTAIN RESOURCES, INC

By:	/s/ Alan W. Barksdale
Name:	Alan W. Barksdale,
Title:	President and Chief Executive Officer